Emerald Funds (the "Trust")

FORM N-SAR

Report for the Fiscal Year Ended 11/30/96


Sub-item 77C Submission of matters to a
vote of security holders

On August 19, 1996, all the holders of the Institutional and Retail Shares of the International Equity Fund of the Trust consented to and took the following action in lieu of a meeting: approved
Revised Amendment No. 2 to the Investment
Advisory Agreement between the Trust
and Barnett Capital Advisors, Inc. and
the Sub-Advisory Agreement between Barnett
Capital Advisors, Inc. and Brandes
Investment Partners, L.P. relating to
the International Equity Fund, in the
forms previously approved by the Trust's
Board of Trustees.

On August 19, 1996, all the holders of
the Institutional and Retail Shares of
the Equity Value Fund of the Trust
consented to and took the following
action in lieu of a meeting:  approved
Revised Amendment No. 2 to the Investment
Advisory Agreement between the Trust and Barnett Capital Advisors, Inc. relating to the Equity Value Fund, in the form previously approved by the Trust's Board of Trustees.

On October 30, 1996, a special meeting
of the shareholders of the Prime
Advantage Institutional Fund (formerly,
Prime Trust Fund) and Treasury Advantage
Institutional Fund (formerly, Treasury
Trust Fund) was held to approve a
new investment advisory agreement
between the Trust and Barnett Capital
Advisors, Inc. relating to the Prime
Advantage Institutional Fund and
Treasury Advantage Institutional Fund.
The results of such solicitation are as
follows:


Prime Advantage Institutional Fund:

In Favor:      116,669,369.96
Opposed:           726,809.79
Abstain:         1,802,093.44

Treasury Advantage Institutional Fund:

In Favor:      122,330,846.44
Opposed:         4,203,464.48
Abstain:         8,936,063.18